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                                                               Exhibit 26(d)(2)

CHILDREN'S TERM AGREEMENT

This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions. This agreement is effective as of the policy date of this policy unless a different effective date is shown on the policy data page.

WHAT DOES THIS AGREEMENT PROVIDE?

We will pay the death benefit shown for this agreement on the policy data page of this policy when we receive proof satisfactory to us that an insured child died while this agreement is in force. In this agreement, "insured" means the person insured under the policy; "insured child" means any natural child, step-child, or legally adopted child of the insured, who is at least 14 days old, and who:

    (1)is named in the application for this agreement and on the date of that application has not attained his or her 18th birthday; or

    (2)is born to the insured after the date of that application; or

    (3)is legally adopted by the insured after the date of that application but before the child's 18th birthday.

The insurance on each insured child is level term insurance which expires on the policy anniversary on or after that child's 25th birthday. The amount of life insurance on each insured child is shown on the policy data page.

WHAT IS THE CHARGE FOR THIS AGREEMENT?

The monthly charge for this agreement is shown on the policy data page. Charges for this agreement are assessed until:

    (1)the policy anniversary on or after the youngest insured child's 25th birthday; or

    (2)the death of the last surviving insured child; or

    (3)the death of the insured.

If the insured dies before this agreement terminates, the insurance provided by this agreement will continue for the remainder of its term without further monthly charges.

DOES THIS AGREEMENT PROVIDE ACCUMULATION VALUES OR LOAN VALUES?

No. This agreement does not provide accumulation or loan values.

WHO WILL RECEIVE THE PROCEEDS FROM THIS AGREEMENT?

We will pay the death benefit to the beneficiary designated for this agreement, if living; otherwise to the insured if living; otherwise to the spouse, or legal partner, of the insured, if living; otherwise to the living person or persons then insured under this agreement, equally if more than one, or if none, the estate of the person at whose death payment is to be made.

WHO WILL CONTROL THIS AGREEMENT AT THE INSURED'S DEATH?

If the insured is the owner, at the death of the insured, the spouse or legal partner of the insured will have complete control of this agreement. At the death of the spouse or legal partner, or if the insured has no spouse or legal partner, all rights will vest in each insured child with respect to the insurance then in force under this agreement on the life of each insured child.

IS THIS AGREEMENT SUBJECT TO THE INCONTESTABILITY AND SUICIDE PROVISION OF THE POLICY?

Yes. Those provisions apply to this agreement. The contestable and suicide periods will be measured from the effective date of this agreement.

CAN THIS INSURANCE BE CONVERTED TO A NEW POLICY?

Upon termination of the insurance on an insured child, you may convert that insurance without evidence of insurability to a new policy on that child. We must receive the application for the new policy and payment of the first premium at our home office before 31 days after the insurance terminates. The insured child must be living on the date of conversion.

The new policy must be on a single life permanent policy which we then offer. Also, the new policy must be within the issue and amount limits for the new policy. It will be issued as of the date of termination at the risk class then used for the insured child's age on that date.

If the insurance on an insured child is converted prior to the policy anniversary on or after the child's 25th birthday, the amount of the new policy may not exceed the amount of that insurance. If the insurance on an insured child is converted within 30 days of the policy anniversary on or after the child's 25th birthday, the amount of the new policy may not exceed 5 times the amount of that insurance.

We will not require evidence of insurability on the insured child satisfactory to us unless the new policy is to contain an additional benefit agreement. However, if this policy contains a waiver agreement, a waiver agreement may be included in the new policy without evidence of insurability. The waiver agreement will not cover any disability of the insured child commencing before the policy date of the new policy.

    ICC09-904U  Children's Term Agreement  Minnesota Life Insurance Company

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WHEN DOES THIS AGREEMENT TERMINATE?

This agreement will terminate on:

    (1)the date this policy is surrendered or otherwise terminates; or

    (2)the date we receive a written request to cancel this agreement; or

    (3)the policy anniversary on or after the youngest insured child's age 25;
       or

    (4)the date of death of the last surviving insured child.

CAN THIS AGREEMENT BE REINSTATED?

Yes. If the policy to which this agreement is attached is reinstated in accordance with its provisions, this agreement may also be reinstated under the following conditions:

    (1)we receive written request from you; and

    (2)we receive evidence of insurability for all persons then eligible for insurance under this agreement.

No benefits will be paid for the death of an insured child occurring after the expiration of the grace period on this policy and prior to the date of reinstatement.

              [/s/ Dennis E Prohofsky   /s/ Robert L. Senkler
              Secretary                 President]